EXHIBIT 4.1
                                TECHNITROL, INC.

                          BOARD OF DIRECTORS STOCK PLAN



         1.       DEFINITIONS

                  As used herein, the following terms shall have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

                  1.1 "Board" - means the Board of Directors of the Company.

                  1.2 "Business Day" - means a day on which the New York Stock Exchange is open for the conduct of normal business.

                  1.3      "Company" - means Technitrol, Inc.

                  1.4 "Fair Market Value" - means the per share closing price of the Stock as reported by the principal national exchange upon which such Stock is traded (or if not traded on a national exchange then the mean average between the bona fide closing bid and ask prices).

                  1.5 "Outside Director" - means any person who is a member of the Board and is not employed by the Company or any subsidiary of the Company.

                  1.6 "Plan" - means the Company's Board of Directors Stock Plan, the terms of which are set forth herein.

                  1.7      "Stock" - means the common stock of the Company.

         2.       ESTABLISHMENT AND PURPOSE OF PLAN

                  2.1 Establishment and Purpose of Plan. The Company hereby establishes the Plan for the purpose of assisting the Company in attracting and retaining highly qualified persons to serve as Directors on the Board and to provide such Directors an incentive to contribute to the growth and development of the Company through equity ownership in the Company.

                  2.2 Effective Date of Plan. The Plan will be effective on May 20, 1997, subject to shareholder approval at the 1998 Annual Meeting of Shareholders.

                  2.3 Expiration of the Plan. The Plan shall terminate at the close of business on the date of the Company Annual Meeting of the Shareholders in 2008 (the "Expiration Date"), or such earlier date as the Board may determine pursuant to Section 7 of the Plan, and no shares of Stock shall be granted after that date.

         3.       STOCK SUBJECT TO PLAN

                  3.1 Limitations. Subject to adjustment pursuant to the provisions of Section 3.2 hereof, the number of shares of Stock of the Company which may be granted under the Plan shall not exceed 30,000 shares.

                  3.2 Adjustments; Anti-Dilution. If the outstanding shares of Stock of the Company are hereafter changed or converted into or exchanged or exchangeable for a different number or kind of shares or other securities of the Company or of another corporation by reason of a reorganization, merger, consolidation, recapitalization, reclassification, combination of shares, stock dividend, stock split or reverse stock split, appropriate adjustment shall be made in the number of shares and kind of stock which may be granted as provided in Section 3.1.

         4.       ADMINISTRATION OF THE PLAN

                  4.1 Administration by the Board. Subject to the provisions of the Plan, the Plan shall be administered by the Board.

                  4.2 Powers and Duties. Except as otherwise provided in the Plan, the Board shall have sole discretion and authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in the administration of the Plan.

                  4.3 Liability of the Board. No member of the Board shall be liable for any action, determination or interpretation under any provision of the Plan or otherwise if such action, determination or interpretation was done or made in good faith by such member of the Board.

         5.       SHARES OF STOCK GRANTED UNDER THE PLAN

                  5.1 Eligibility. Outside Directors are eligible to participate in the Plan.

                  5.2      Grants.

                           (a)      At the organizational meeting of the Board
immediately following the 1998 Annual Meeting of Shareholders, the Board shall grant to each person who is an Outside Director at the time of such Board meeting such number of shares of Stock which equals $15,000 using the Fair Market Value of the Stock on the Business Day immediately preceding the date of grant.

                           (b)      At the organizational meeting of the Board
immediately following the 1999 Annual Meeting of Shareholders, the Board shall grant to each Outside Director at the time of such Board meeting such number of shares of Stock which equals $20,000 using the Fair Market Value of the Stock on the Business Day immediately preceding the date of grant.

                           (c)      At the organizational meeting of the Board
immediately following the 2000 Annual Meeting of Shareholders and each Annual Meeting of Shareholders thereafter, the Board shall grant to each Outside Director at the time of such Board meeting such number of shares of Stock which equals $25,000 using the Fair Market Value of the Stock on the Business Day immediately preceding the date of grant.

                  5.3 Shares Awarded. The shares of Stock awarded hereunder shall be issued to the Outside Directors in their own names, with all attendant rights of a shareholder of the Company.

                  5.4 Right as a Director. Neither the Plan, nor the granting of any shares of Stock hereunder, nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or undertaking, express or implied, that the Company will retain any director for any period of time, or at any particular rate of compensation, or with any other benefits whatsoever.

         6.       DELIVERY OF STOCK CERTIFICATES

                  6.1 The Company shall not be required to issue or deliver any certificate for shares of Stock granted hereunder prior to the fulfillment of any of the following conditions which may, from time to time, be applicable to the issuance of shares of Stock hereunder:

                           (a)      Listing of Shares.  The admission of such
shares of Stock to listing on (i) all stock exchanges on which the Stock of the Company is then listed or (ii) the National Association of Securities Dealers Automated Quotation System.

                           (b)      Registration and/or Qualification.
(i) Receipt by the Secretary of the Company from the Outside Director or his heirs and assigns of such documents as the Company shall deem necessary to determine whether registration of the shares of Stock is required under the Securities Act of 1933, as amended (the "Act"), or to comply with such Act or any other law and (ii) the completion of any registration or other qualification of such shares of Stock under any federal or state securities laws or under the regulations promulgated by the Securities and Exchange Commission or any other federal or state governmental regulatory body, which the Board shall deem necessary or advisable. The Company shall in no event be obligated to register the shares of Stock granted to any Outside Director pursuant to this Plan under the Act or any state securities laws.

                           (c)      Approval or Clearance.  The obtaining of
any approval or clearance from any federal or state governmental agency which the Board shall determine to be necessary or advisable.

                           (d)      Reasonable Lapse of Time.  The lapse of such
reasonable period of time following the grant of shares of Stock hereunder as the Board may establish from time to time for reasons of administrative convenience.

         7.       TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

                  7.1 The Board has the right to terminate the Plan at any time. The Board also has the right to amend or modify the Plan at any time or from time to time, subject to applicable laws, regulations and exchange requirements; provided, however, the Board may not, without further shareholder approval:

                           (a)      except as contemplated in Section 3.2 of the
Plan, increase the total number of shares of Stock subject to the Plan;

                           (b)      make any amendments or modifications unless
the Board determines any such amendment or modification would not materially increase the cost of the Plan to the Company; or

                           (c)      continue the Plan in effect beyond the
Expiration Date.

         8.       MISCELLANEOUS

                  8.1 Plan Binding on the Successors. The Plan shall be binding upon the successors and assigns of the Company.

                  8.2 Withholding Taxes. Whenever Federal, state and local tax is due on the grant of shares of Stock under this Plan, the Company may require the Outside Director to remit an amount sufficient to satisfy Federal, state and local withholding taxes prior to the delivery of any certificate for such shares.

                  8.3 Stock Ownership Requirement. The value of shares of Stock awarded under this Plan shall not be counted in determining whether an Outside Director has met his or her Stock ownership requirements as determined by the Board from time to time.


                                        3